ASSET PURCHASE AGREEMENT

                             by and among

                            DESIGNS, INC.,

                       DESIGNS ACQUISITION CORP.
                              as Buyer,

                       BOSTON TRADING LTD., INC.
                             as Seller

                                and

                       Seller's Stockholders



                           April  21, 1995


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                                                                        Page
            SECTION 1. PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . 1
                  1.1  Sale of Assets. . . . . . . . . . . . . . . . . . . 1
                  1.2  Assumption of Liabilities . . . . . . . . . . . . . 5
                  1.3  Excluded Liabilities. . . . . . . . . . . . . . . . 6
                  1.4  Purchase Price and Payment. . . . . . . . . . . . . 6
                  1.5  Time and Place of Closing . . . . . . . . . . . . . 11
                  1.6  Delivery of Agreement of Assumption of Liabilities. 11
                  1.7  Transfer of Subject Assets. . . . . . . . . . . . . 11
                  1.8  Delivery of Records and Contracts . . . . . . . . . 11
                  1.9  Assignment of Intellectual Property . . . . . . . . 12
                  1.10 Nonassignable Contracts . . . . . . . . . . . . . . 12
                  1.11 Termination of Trademark License Agreements. . . . .12
                  1.12 Further Assurances. . . . . .  . . . . . . . . . . .13
                  1.13 Allocation of Purchase Price.  . . . . . . . . . . .13
                  1.14 Stockholders' Representative . . . . . . . . . . . .13
                  1.15 Change of Name . . . . . . . . . . . . . . . . . . .14
                  1.16 Sales and Transfer Taxes . . . . . . . . . . . . . .15
                  1.17 Transfer of Stockholders'Interests in Other
                       Businesses . . . . . . . . . . . . . . . . . . . . .15



            SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND
                       STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . 15
                  2.1  Making of Representations and Warranties. . . . . . 15
                  2.2  Organization and Qualifications of Seller . . . . . 16
                  2.3  Subsidiaries. . . . . . . . . . . . . . . . . . . . 16
                  2.4  Capital Stock of Seller; Beneficial Ownership . . . 16
                  2.5  Authority of Seller and the Stockholders. . . . . . 17
                  2.6  Real and Personal Property. . . . . . . . . . . . . 18
                  2.7  Financial Statements. . . . . . . . . . . . . . . . 20
                  2.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . 21
                  2.9  Collectability of Accounts Receivable . . . . . . . 22
                  2.10 Inventories . . . . . . . . . . . . . . . . . . . . 23
                  2.11 Absence of Certain Changes. . . . . . . . . . . . . 23
                  2.12 Ordinary Course . . . . . . . . . . . . . . . . . . 24
                  2.13 Banking Relations . . . . . . . . . . . . . . . . . 25
                  2.14 Intellectual Property . . . . . . . . . . . . . . . 25
                  2.15 Contracts . . . . . . . . . . . . . . . . . . . . . 26
                  2.16 Litigation. . . . . . . . . . . . . . . . . . . . . 28
                  2.17 Compliance with Laws. . . . . . . . . . . . . . . . 28
                  2.18 Insurance . . . . . . . . . . . . . . . . . . . . . 28
                  2.19 Warranty or Other Claims. . . . . . . . . . . . . . 28
                  2.20 Finder's Fee. . . . . . . . . . . . . . . . . . . . 29


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                  2.21 Permits; Burdensome Agreements. . . . . . . . . . . 29
                  2.22 Corporate Records . . . . . . . . . . . . . . . . . 29
                  2.23 Transactions with Interested Persons. . . . . . . . 29
                  2.24 Employee Benefit Programs . . . . . . . . . . . . . 29
                  2.25 Environmental Matters . . . . . . . . . . . . . . . 32
                  2.26 Directors and Officers. . . . . . . . . . . . . . . 33
                  2.27 Disclosure. . . . . . . . . . . . . . . . . . . . . 33
                  2.28 Employees; Labor Matters. . . . . . . . . . . . . . 33
                  2.29 Customers, Distributors and Suppliers . . . . . . . 34
                  2.30 Customs Liability . . . . . . . . . . . . . . . . . 34
                  2.31 Foreign Corrupt Practices Act . . . . . . . . . . . 35

            SECTION 3. COVENANTS OF SELLER AND THE STOCKHOLDERS. . . . . . 35
                  3.1  Making of Covenants and Agreements. . . . . . . . . 35
                  3.2  Conduct of Business . . . . . . . . . . . . . . . . 35
                  3.3  Authorization and Consent from Others . . . . . . . 36
                  3.4  Notice of Default . . . . . . . . . . . . . . . . . 37
                  3.5  Consummation of Agreement . . . . . . . . . . . . . 37
                  3.6  Cooperation of Seller . . . . . . . . . . . . . . . 37
                  3.7  Non-competition . . . . . . . . . . . . . . . . . . 38
                  3.8  No Solicitation of Other Offers . . . . . . . . . . 38
                  3.9  Confidentiality . . . . . . . . . . . . . . . . . . 38
                  3.10 Foreign Corrupt Practices Act . . . . . . . . . . . 39
                  3.11 Tax Returns . . . . . . . . . . . . . . . . . . . . 39
                  3.12 Distributions to Creditors. . . . . . . . . . . . . 39
                  3.13 Certain Proceedings . . . . . . . . . . . . . . . . 39

            SECTION 4. REPRESENTATIONS AND WARRANTIES OF
                       DESIGNS AND BUYER . . . . . . . . . . . . . . . . . 40
                  4.1  Making of Representations and Warranties. . . . . . 40
                  4.2  Organization of Designs and Buyer . . . . . . . . . 40
                  4.3  Authority of Designs and Buyer. . . . . . . . . . . 40
                  4.4  Litigation. . . . . . . . . . . . . . . . . . . . . 40
                  4.5  Finder's Fee. . . . . . . . . . . . . . . . . . . . 40

            SECTION 5. COVENANTS OF DESIGNS AND BUYER. . . . . . . . . . . 41
                  5.1  Making of Covenants and Agreement . . . . . . . . . 41
                  5.2  Confidentiality . . . . . . . . . . . . . . . . . . 41
                  5.3  Cooperation . . . . . . . . . . . . . . . . . . . . 41
                  5.4  Availability of Records to Seller . . . . . . . . . 41
                  5.5  Consummation of Agreement . . . . . . . . . . . . . 41

            SECTION 6. CONDITIONS. . . . . . . . . . . . . . . . . . . . . 42
                  6.1  Conditions to the Obligations of Designs and Buyer. 42
                  6.2  Conditions to Obligations of Seller and the
                       Stockholders. . . . . . . . . . . . . . . . . . . . 44

            SECTION 7. CERTAIN EMPLOYEE AND EMPLOYEE PLAN MATTERS. . . . . 45
                  7.1  Offers of Employment. . . . . . . . . . . . . . . . 45
                  7.2  Seller's Retention of Employee Liability and
                       Indemnity . . . . . . . . . . . . . . . . . . . . . 45
                  7.3  Employee Programs . . . . . . . . . . . . . . . . . 45

            SECTION 8. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED . . . . 45
                  8.1  Termination . . . . . . . . . . . . . . . . . . . . 45
                  8.2  Effect of Termination . . . . . . . . . . . . . . . 46

            SECTION 9. SURVIVAL OF WARRANTIES. . . . . . . . . . . . . . . 46

            SECTION 10.  INDEMNIFICATION . . . . . . . . . . . . . . . . . 46
                 10.1 Indemnification by Seller and the Stockholders . . . 46
                 10.2 Indemnification by Buyer . . . . . . . . . . . . . . 47
                 10.3 Notice; Defense of Claims. . . . . . . . . . . . . . 48

            SECTION 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . 49
                 11.1 Satisfaction of Seller and Stockholder Obligations . 49
                 11.2 Limitations on Seller and Stockholder Obligations. . 49
                 11.3 Bulk Sales . . . . . . . . . . . . . . . . . . . . . 49
                 11.4 Inventory Destruction  . . . . . . . . . . . . . . . 50
                 11.5 Fees and Expenses . . . . . . . . . .  . . . . . . . 50
                 11.6 Governing Law . . . . . . . . . . . .  . . . . . . . 51
                 11.7 Notices . . . . . . . . . . . . . . .  . . . . . . . 51
                 11.8 Entire Agreement. . . . . . . . . . .  . . . . . . . 52
                 11.9 No Third Party Beneficiaries. . . . .  . . . . . . . 52
                 11.10  Assignability; Binding Effect . . .  . . . . . . . 52
                 11.11  Captions and Gender . . . . . . . .  . . . . . . . 52
                 11.12  Execution in Counterparts . . . . .  . . . . . . . 53
                 11.13  Amendments. . . . . . . . . . . . .  . . . . . . . 53
                 11.14  Publicity and Disclosures . . . . .  . . . . . . . 53
                 11.15  Consent to Jurisdiction . . . . . .  . . . . . . . 53

                             List of Exhibits and Schedules

            Schedule 1.1(b)     Excluded Office Equipment
            Schedule 1.4        Prepaid Expenses and Deposits
            Schedule 1.17       Affiliated Entities
            Schedule 2.2        Foreign Qualifications
            Schedule 2.3        Subsidiaries
            Schedule 2.4(b)     Stockholders of Seller
            Schedule 2.5        Authority
            Schedule 2.6(b)     Leased Real Property
            Schedule 2.6(c) Machinery, Equipment and Other Tangible Personal Property
            Schedule 2.7        Financial Statements
            Schedule 2.8        Tax Matters
            Schedule 2.9        Accounts or Loans Receivable from Affiliated
                                Persons
            Schedule 2.10       Inventory
            Schedule 2.11       Absence of Certain Changes
            Schedule 2.13       Banking Relations
            Schedule 2.14       Intellectual Property
            Schedule 2.15       Contracts
            Schedule 2.16       Litigation
            Schedule 2.17       Compliance with Laws
            Schedule 2.18       Insurance
            Schedule 2.19       Warranty or Other Claims
            Schedule 2.20       Finder's Fee
            Schedule 2.21       Permits; Burdensome Agreement
            Schedule 2.23       Transactions with Interested Persons
            Schedule 2.24       Employee Benefit Programs
            Schedule 2.25       Environmental Matters
            Schedule 2.26       Directors and Officers
            Schedule 2.28       Labor Matters
            Schedule 2.29       Customers and Distributors
            Schedule 2.30       Customs Matters
            Schedule 7.1(a)     BTL Employees

            Exhibit 1.4(a)      Escrow Agreement
            Exhibit 1.4(b)      Promissory Note
            Exhibit 1.6         Agreement of Assumption of Liabilities
            Exhibit 1.11        License Termination Agreement
            Exhibit 1.13        Allocation
            Exhibit 3.3         Release
            Exhibit 6.1(e)      Bill of Sale
            Exhibit 6.1(f)      Assignment of Trademarks

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            Exhibit 6.1(g)      Opinion of Counsel for Seller
            Exhibit 6.1(j)      Consulting Agreements
            Exhibit 6.1(l)      FIRPTA Withholding Certificate
            Exhibit 6.2(c)      Opinion of Counsel for Designs and Buyer

                           ASSET PURCHASE AGREEMENT

                 AGREEMENT entered into as of April 21, 1995, by and
            among DESIGNS, INC., a Delaware corporation ("Designs"), DESIGNS ACQUISITION CORP., a Delaware corporation ("Buyer"), BOSTON TRADING LTD., INC., a Massachusetts corporation ("Seller"), and each of ARNOLD W. KLINE and JACK STAHL, the stockholders holding all of the issued and outstanding capital stock of Seller (individually, a "Stockholder," and collectively, the "Stockholders").

                              W I T N E S S E T H

                 WHEREAS, subject to the terms and conditions hereof,
            Seller desires to sell substantially all of its properties and assets; and

                 WHEREAS, subject to the terms and conditions hereof,
            Buyer desires to purchase said properties and assets of Seller for the consideration specified herein and the assumption by Buyer of certain specified liabilities and obligations of Seller;

                 NOW, THEREFORE, in order to consummate said purchase
            and sale and in consideration of the mutual agreements set forth herein, the parties hereto hereby agree as follows:

             SECTION 1.     PURCHASE AND SALE OF ASSETS.

                 1.1 Sale of Assets. (a) Subject to the provisions of this Agreement, and with the exception of the Excluded Assets (as defined in Section 1.1(b)), Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.5 hereof), all of the properties and assets of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located (collectively, the "Subject Assets"), including, without limitation, the following:

                    (i) the tangible personal property owned by Seller (and all right, title and interest of Seller in and to the tangible personal property leased by Seller) and used or held for use in connection with the business of Seller, including without limitation all office equipment, computers, and furniture located in the Lynn Headquarters (as defined in Section 1.1(b) below) except as provided in
            Section 1.1(b)(viii) and all furniture, fixtures and improvements in all of Seller's retail stores, New York City showroom and Vermont Warehouse (as defined in Section 1.4(b) below);

                   (ii) all store, warehouse, in transit or on order inventory (the "Inventory"), including but not limited to the Inventory set forth on Schedule 2.10 attached hereto (subject to such additions or deletions in such Inventory described on such Schedule 2.10 in the ordinary course of Seller's business);

                  (iii)    all cash and cash equivalents;

                   (iv) all accounts receivable in excess of the first $270,000 of trade receivables and $250,000 of royalty receivables of Seller collected by Buyer or Seller after the Closing (the "Purchased Accounts Receivable") pursuant to
            Section 1.4(d) hereof; and all deferred charges and chattel paper of Seller on the Closing Date, together with accrued interest thereon and all other rights to receive payments relating to the Subject Assets or otherwise arising from the operation of Seller's business;

                    (v) subject to Section 1.10, all rights and benefits of Seller in, to and under all licenses, contracts, agreements and purchase orders of Seller or by which any of the Subject Assets are bound, including without limitation
            (A) the Leases (as defined in Section 2.6(b)), (B) the trademark license agreements (the "Trademark License Agreements") existing on the Closing Date including but not limited to those Trademark License Agreements described in
            Section 1.2(a) and (C) the licenses, contracts, and agreements specifically identified on Schedule 2.15 attached hereto as being those licenses, contracts and agreements which Buyer shall assume pursuant to the terms hereof; provided, however, that the assignment of the Trademark License Agreements to Buyer pursuant to this subsection (v) shall in no way diminish Seller's obligations pursuant to
            Section 1.11 hereof to obtain the terminations of all Domestic Trademark Licenses (as defined in Section 1.11) and to use its best efforts to obtain the terminations of all International Trademark Licenses (as defined in Section 1.11);

                   (vi) all of Seller's sales and business records (including all such records in electronic form), wherever located, including without limitation all files, invoices, correspondence, maintenance, operating records, original leases, records of occupancy, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, manuals, personnel and employee benefits records (to the extent legally transferable), credit records of customers and any other proprietary information with respect to Seller's business except as provided in Section 1.1(b)(x) below;

                  (vii) the permits, approvals, franchises, licenses or other rights granted by any federal, state, local or foreign governmental authority which have been issued or are pending to Seller and are used, or intended to be used, in the business of Seller or which relate to the Subject Assets more particularly described on Schedule 2.21 attached hereto and all other consents, grants, and other rights that are used, required or necessary for the lawful ownership and operation of Seller's business, all only to the extent legally transferable;

                 (viii) all of Seller's rights in the following categories of intellectual property, to the extent either owned by Seller or licensed to Seller and related to or used in connection with the business of Seller or the Subject Assets or any part thereof, including, without limitation:
            (A) all trademarks, tradenames, service marks, copyrights, and other intellectual property including without limitation such intellectual property more particularly set forth on
            Schedule 2.14 attached hereto, including all registrations and applications for registration thereof, both foreign and domestic; (B) all designs, samples, patterns, inventions, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technologies and know-how, whether or not patented or patentable, and similar proprietary rights and related licenses and all documentation related to any and all of the foregoing; (C) the right to sue for past infringement or improper, unlawful, or unfair use or disclosure of any items described in this Section 1.1(a)(viii); and (D) all software and all manuals and licenses with respect thereto as more particularly described on Schedule 2.14;

                   (ix) all rights and benefits of Seller in and to all prepayments, deposits and refunds, all cash payments on account of the Purchased Accounts Receivable delivered pursuant to Section 1.1(a)(iv), all manufacturer's and third party warranties or guaranties related to the Subject Assets, all indemnification rights against third parties related to the Subject Assets or related to any of the Assumed Liabilities, and any and all manufacturers or third party service and replacement programs related to the Subject Assets; and

                    (x) all other assets of Seller of every kind and nature, used or useful in connection with the operation of its business, including those assets acquired by Seller between the date hereof and the Closing Date, together with all goodwill and going concern value (including the goodwill connected with the intellectual property described in
            Section 1.1(a)(viii) above), if any.

                 (b) There shall be excluded from the purchase and sale hereunder the following assets and property of Seller and interests in assets and property of Seller which shall be retained by Seller (collectively, the "Excluded Assets"):

                    (i) assets and property disposed of between the date hereof and the closing in the ordinary course of business consistent with the past practices of Seller, and such other assets as have been or are disposed of pursuant to this Agreement;

                   (ii) the proceeds of the first $270,000 of trade receivables and the first $250,000 of royalty receivables of Seller collected by Buyer or Seller after the Closing Date (the "BTL Retained Accounts Receivable");

                  (iii) all domestic trademarks license agreements and international trademark license agreements including such license agreements more particularly described on
            Schedule 2.15 attached hereto, except to the extent that Buyer agrees to assume any such trademark license agreement pursuant to Section 1.1(a)(v), Section 1.2(a) and Section
            1.11 hereof (the "Buyer Designated License Agreements");

                   (iv) all rights and benefits of Seller in, to and under the leases for Seller's headquarters located at 315 Washington Street, Lynn, Massachusetts (the "Lynn
            Headquarters") or under any leases for the use of personal property used exclusively at this location;

                    (v) all rights, assets and interests of Seller under any Employee Program (as defined in Section 2.24 below) and under each related trust, fund, insurance arrangement or funding arrangement;

                   (vi) any inventory or merchandise which is the subject of any controversy, claim, dispute, suit, cause of action or the like, including but not limited to the merchandise subject to the lawsuit involving Far Eastern Textiles, and rights under any of the purchase orders identified on Schedule 2.10 attached hereto;

               (vii) the life insurance policies owned by Seller on the lives of the Stockholders, provided that Seller obtains and distributes to the unsecured creditors of Seller, in satisfaction of their claims, the cash surrender value (the "Cash Surrender Value") of, or the maximum amount (the "Maximum Insurance Amount') which may be borrowed under, such policies as soon as practicable after the Closing, except that if Seller chooses to borrow the Maximum Insurance Amount and such Maximum Insurance Amount is less than the Cash Surrender Value, the Stockholders shall, simultaneously with such borrowing, deliver to Seller an amount in cash equal to such difference, and Seller shall distribute such amount to the unsecured creditors of Seller in satisfaction of their claims as soon as practicable after the Closing;

               (viii) the office equipment and furniture located in the
            Lynn Headquarters as of the date hereof, except for the office equipment, computers, software, vehicle, and approval samples more particularly described on Schedule 1.1(b) hereto;

               (ix) (A) any damages, costs and expenses recovered by Seller in its pending lawsuit against OshKosh with respect to certain licensing matters and (B) any excess Inventory Proceeds of the type referred to in Section 11.4 hereof; provided that Seller distributes all of such amounts to the unsecured creditors of Seller in satisfaction of their claims, as soon as practicable after the Closing; and

               (x) Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller's organization or stock capitalization, and Seller's financial and tax records which shall not be required by Buyer to operate its business following the Closing, except that Seller shall make all such records available to Buyer at reasonable times upon reasonable notice and Buyer shall be permitted to make extracts and copies of such records at its cost and expense.

                 1.2 Assumption of Liabilities. Upon the sale and purchase of the Subject Assets, Buyer shall assume and agree to pay or discharge when due the following specified liabilities relating to the business of Seller incurred in the ordinary course of business and consistent with the terms of this Agreement (collectively, the "Assumed Liabilities"):

                 (a) The liabilities arising after the Closing Date with respect to (i) the Leases, (ii) the Buyer Designated License Agreements, (iii) the License Termination Agreements (as defined in Section 1.11 below) and (iv) such other contracts and agreements as are specifically identified on
            Schedule 2.15 attached hereto as being assumed by Buyer;

                 (b) The liabilities existing on the Closing Date for the payment of unpaid rent under the Leases subject to the terms and conditions of Section 1.4(c) below (the "Assumed Rent Amount"); and

                 (c) The liabilities existing as of the Closing Date to purchase merchandise pursuant to purchase orders (collectively, the "Assumed Purchase Orders") identified on
            Schedule 2.10 attached hereto with respect to the merchandise of Seller classified on Seller's books prior to March 1, 1995 and consistently with past practice as "General Order Merchandise" (collectively, the "General Order Merchandise"), which liabilities in each case shall include the quota fees and commissions owed by Seller to third party agents with respect to such merchandise, and specifically identified with respect to each Assumed Purchase Order on Schedule 2.10. Notwithstanding the foregoing, (i) Seller shall be responsible for taking all actions necessary to clear the General Order Merchandise through U.S. Customs, provided, however, that Buyer will pay or reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller with Buyer's prior approval necessary in order to obtain such clearance; and (ii) Buyer shall not be obligated to assume (A) any obligations or liabilities with respect to any Assumed Purchase Order which is the subject of any controversy, claim, dispute, suit, cause of action or the like as of the Closing, or (B) any obligations or liabilities with respect to clearing any General Order Merchandise though U.S. Customs including without limitation any liabilities for customs assists (other than for the payment of U.S. Customs duties with respect thereto incurred in the ordinary course of business which shall be assumed by Buyer). Notwithstanding the foregoing, Buyer's obligations with respect to the General Order Merchandise shall not include any liability or obligation with respect to certain purchase orders identified on Schedule 2.10, relating to certain ladies jeans and jean shorts ordered from ASCAM. The assumption of said liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of said liabilities.

                 1.3 Excluded Liabilities. Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or the Stockholders or with respect to the Subject Assets, of any kind or nature, known, unknown, contingent or otherwise (collectively, the "Excluded Liabilities"), other than those Assumed Liabilities expressly assumed by Buyer pursuant to the provisions of
            Section 1.2. Without limiting the foregoing, and notwithstanding any other provision of this Agreement, it is understood that Buyer shall not assume, undertake or accept any duties, responsibilities, obligations or liabilities of Seller or the Stockholders or any of the officers, directors, employees, agents or representatives of any of Seller (including without limitation any that exist now or at the Closing or that may arise in the future with respect to matters occurring at or prior to the Closing).

                 1.4  Purchase Price and Payment.

                 (a) In consideration of the sale by Seller to Buyer of the Subject Assets, subject to the assumption by Buyer of the Assumed Liabilities and the satisfaction of all of the conditions contained herein, Buyer and Designs agree that the aggregate purchase price (the "Purchase Price") for the Subject Assets shall be Six Million Dollars ($6,000,000), subject to adjustment and to be paid as more particularly described in this Section 1.4. At the Closing, (i) Designs will cause Buyer to deliver, and Buyer will deliver, to Seller $4,500,000 (the "Cash Purchase Price") and deliver to Goldstein & Manello, as escrow agent for Seller and Buyer (the "Escrow Agent") $500,000 (the "Inventory Holdback Amount") pursuant to an Escrow Agreement in the form of
            Exhibit 1.4(a) attached hereto, in each case by means of bank cashiers' checks in Boston Clearing House Funds or by wire transfer of immediately available funds to an account designated in writing by Seller or the Escrow Agent to Buyer, as the case may be; and (ii) Designs and Buyer will deliver to Seller a promissory note in the principal amount of $1,000,000 (the "Note"), substantially in the form attached hereto as Exhibit 1.4(b). The Note shall be subject to the provisions of this Agreement, and Designs and Buyer may set-off against any amount outstanding under the Note the amount of any Inventory Shortfall Amount (as defined below) or any claim or indemnification payable by Seller or the Stockholders to Designs or Buyer under the terms of this Agreement. The Purchase Price will be subject to reduction, on a dollar-for dollar basis, (A) if and by the amount that the value of the Inventory (as determined in accordance with Section 1.4(b)) is less than $6,000,000, and
            (B) by the Assumed Rent Amount (as determined in accordance with Section 1.4(c)); provided, however that Buyer will give Seller a credit for purposes of this reduction to Purchase Price in an amount equal to (x) 100% of all of Seller's deposits as of the Closing Date made with respect to the Assumed Purchase Orders and (y) 50% of all of Seller's other deposits and prepaid expenses as of the Closing Date made with respect to the Subject Assets, and such deposits and prepaid expenses as of the date hereof as are more particularly described on Schedule 1.4 attached hereto; provided, however, that no credit shall be given with respect to any such deposit or prepaid expense unless Seller can document the then current existence of such deposit or prepaid expense to Buyer's reasonable satisfaction (which in the case of the deposits made with respect to the Leased Real Property (as defined in Section 2.6) shall include information provided by the landlords and lessors in the estoppel certificates being delivered in connection with the assignment and transfer of the Leases (as defined in Section 2.6) pursuant to the transactions contemplated hereby) and Buyer receives the full benefit of such deposit or prepaid expense (subject to the payment by Buyer of any balance due which is an Assumed Liability). No credit against the Purchase Price shall be given pursuant to this Section 1.4 for any of the deposits and prepaid expenses described in
            Section 1.4(c)(i) hereof.

                 (b)  Inventory Value.

                 (i) As soon as practicable, but in any event within 30 days after the Closing, Buyer shall complete a physical examination and count of the Inventory physically located on the Closing Date at (w) the Lynn Headquarters, (x) each of Seller's retail stores, (y) Seller's New York City showroom and (z) Seller's Manchester, Vermont warehouse (the "Vermont Warehouse"), and shall agree upon and prepare a list of each item of such Inventory which shall show the quantities and value thereof (the "Closing Inventory Report"). Inventory located at the Lynn Headquarters and in the Vermont Warehouse shall be transferred by Buyer on or about the Closing Date to another location or locations selected by Buyer, where such Inventory will be examined and counted. Inventory located in Seller's retail stores and in Seller's New York City showroom shall be examined and counted at those locations. Buyer may retain third party agents to assist in any aspects of the Inventory examination and count. Seller may designate two representatives to be present as observers at each location during the Inventory count and examination.

                 (ii) In connection with preparation of the Closing
            Inventory Report by Buyer, Buyer and Buyer's representatives shall be provided with all of Seller's records pertaining to the Inventory. For purposes of the Closing Inventory Report, the value of each item of Inventory shall be the documented landed cost of such Inventory, inclusive of freight, insurance, customs duties, quota fees, brokerage commissions and buying commissions paid by Seller with respect to any Inventory shipment (but only to the extent that such buying commissions do not exceed in the aggregate 4% of the purchase price of such Inventory shipment) and as such costs duties, fees and commissions are allocated pro rata to such Inventory in those instances where such Inventory does not comprise the entire Inventory shipment, in each case as reflected in bona fide bills of lading, warehouse receipts, or other valid third party documentation provided by Seller to Buyer. In no case shall the landed cost of such Inventory include any amount with respect to customs assists, the liability for which shall be retained by Seller. No value shall be ascribed to any Inventory for which such documentation does not exist. The General Order Merchandise shall not be deemed to be part of the Inventory for purposes of determining the value of the Inventory pursuant to this Section 1.4(b).

                 (iii) Subject to Section 1.4(b)(iv)(A), the Closing Inventory Report delivered by Buyer to Seller shall be final, binding and conclusive on the parties hereto except to the extent that there are any manifest errors with respect to the Inventory, in which case the Closing Inventory Report shall be adjusted accordingly following the agreement of Buyer and Seller as to the amount of such errors and the effect that such errors will have on the calculations made pursuant to this Section 1.4(b).

                 (iv) (A)  Seller may dispute any amount reflected on
            the Closing Inventory Report by written notice delivered to Buyer within 10 business days of Seller's receipt of the Closing Inventory Report, specifying each disputed item, the amount thereof and the basis on which such dispute is made, but only on the basis that such amount was not arrived at on a basis consistent with the methods, policies and procedures described in this Section 1.4(b), or resulted from mechanical errors of computation.

                 (B) In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties, and Buyer shall revise the Closing Inventory Report to reflect any such resolution and may adjust the Closing Inventory Report in light of any such dispute, in each case within 10 days of Seller's written notice of dispute to Buyer.

                 (C) If Seller and Buyer are unable to reach a resolution within the later of (x) 10 days of Seller's written notice of dispute to Buyer and (y) five days after Buyer's delivery of an adjusted Closing Inventory Report pursuant to clause (2) above, Seller and Buyer shall submit the items remaining in dispute for resolution to the Boston office of any nationally recognized firm of independent public accountants (other than Coopers & Lybrand) selected by Buyer (the "Third Accounting Firm"), which shall, within 20 days after submission, determine and report to the parties upon such remaining disputed items in accordance with the provisions hereof; and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Third Accounting Firm shall be allocated between Seller and Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Third Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The Third Accounting Firm shall make such determination in its sole discretion, and such determination shall be final, binding and conclusive on the parties hereto.

                 (v) In the event that the value of the Inventory as determined pursuant to this Section 1.4(b) is equal to or greater than $6,000,000, all of the funds held in the Inventory Holdback Fund (including any interest) shall be paid by the Escrow Agent to Seller; in the event that the value of the Inventory as determined pursuant to this
            Section 1.4(b) is less than $6,000,000, the Escrow Agent shall deliver to Buyer by certified or bank check or wire transfer of funds to an account designated by Buyer within two business days of Buyer's written demand funds from the Inventory Holdback Fund in an amount equal to such shortfall, together with a pro rata share of the interest earned on the Inventory Holdback Fund to the date of payment
            pursuant to this clause (v).   The remaining balance, if any
            (the "Inventory Shortfall Amount"), still owed to Buyer after such payment from the Inventory Holdback Fund shall be paid by Seller to Buyer by certified or bank check or wire transfer of funds to an account designated by Buyer within two (2) business days of Buyer's written demand. If any funds (including interest) remain in the Inventory Holdback Fund after the payment (if any) made to Buyer by the Escrow Agent pursuant to this clause (v), such remaining funds shall be paid by the Escrow Agent to Seller.

                 (c)  Assumed Rent Amount.

                 (i) No later than five business days prior to the Closing Date, Buyer and Buyer's representatives shall be provided access to all books and records of Seller pertaining to the Leases and all information necessary to calculate the Assumed Rent Amount. Buyer shall prepare a report (the "Assumed Rent Report") of its determination of the Assumed Rent Amount, and it shall deliver such report to Seller no later than one business day prior to the Closing. For purposes of the preparation of the Assumed Rent Report, Buyer shall give Seller a credit for any portion of the Assumed Rent Amount which relates to rental or lease payments for periods after the Closing for which Buyer shall receive the benefit.

                 (ii) Subject to Sections 1.4(c)(iii), such Assumed Rent
            Report shall be final, binding and conclusive on the parties hereto.

                 (iii) (A) Seller may dispute any amount reflected on the Assumed Rent Report by written notice to Buyer prior to the Closing, specifying each disputed item, the amount thereof, and the basis on which such dispute is made.

                 (B) In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties, and Buyer shall revise the Assumed Rent Report to reflect any such resolution, and may adjust the Assumed Rent Report in light of any such dispute, as soon as reasonably practicable after Seller's written notice to Buyer.

                 (iv) The Purchase Price shall be reduced on a dollar-
            for-dollar basis by the Assumed Rent Amount as finally determined. In the event that the parties do not reach agreement on the Assumed Rent Amount prior to the Closing, the Cash Purchase Price shall be reduced in an amount equal to, and Buyer shall deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement funds in an amount equal to, the Assumed Rent Amount as initially calculated by Buyer. Following the resolution of any dispute between Buyer and Seller and the final determination of the Assumed Rent Amount pursuant to Section 1.4(c)(iii) above, Buyer shall send a written notice to the Escrow Agent describing the resolution of such dispute, stating which funds held in escrow by the Escrow Agent should be returned to Buyer by certified or bank check or wire transfer of funds to an account designated by Buyer within two business days of such written notice, and stating which funds, if any, should be delivered to Seller.

                 (d)  Accounts Receivable.

                 (i) Buyer shall use its reasonable efforts to collect for the account of Seller the BTL Retained Accounts Receivable pursuant to the terms of this subsection (d) during the period beginning on the Closing Date and ending on the second anniversary of such date (the "Collections Period"). Buyer shall not be required to make any material expenditures to collect the BTL Retained Accounts Receivable or to take any action to seek recourse against any account debtor, whether by the initiation of litigation or otherwise. At Seller's request, Buyer will assign all or any portion of the BTL Retained Accounts Receivable to Seller for collection by Seller.

                 (ii) Buyer shall on or before the fifteenth day of each
            month during the Collections Period remit to Seller all funds received by Buyer (which funds shall have cleared and be available to Buyer) in payment of any of the BTL Retained Accounts Receivable collected by Buyer after the Closing of the transaction. Buyer shall have no further obligation to Seller pursuant to this Section 1.4(d) after the second anniversary of the Closing Date.

                 (iii) The proceeds of any trade accounts receivable or royalty receivables collected by Buyer (A) in excess of the BTL Retained Accounts Receivable or (B) after the fifth anniversary of the Closing Date shall be deemed to be Purchased Accounts Receivable and shall be retained by Buyer.

                 (iv) Seller shall notify Buyer in writing on or before
            the fifteenth day of each month following the Closing Date of all funds collected by or paid to Seller in connection with the BTL Retained Accounts Receivable. Seller shall provide Buyer with information with respect to the name of each creditor, the invoice(s) being paid, and any other information as Buyer may reasonably request with respect to any and all BTL Retained Accounts Receivable collected by or paid to Seller since the date of the last report provided by Seller to Buyer pursuant to this Section 1.4(d)(iv).

                 (v) In the event that Seller collects any funds in connection with the payment of any Purchased Accounts Receivable on or after the Closing Date (including any funds (to the extent such funds have cleared and are available to Seller) received by Seller in connection with the payment of any Purchased Accounts Receivable after notification by Buyer that the total of all BTL Retained Accounts Receivable have been collected), Seller shall within one (1) business day thereafter (A) remit to Buyer any such Purchased Accounts Receivable by check or wire transfer of immediately available funds or by means of endorsing to Buyer's order without recourse any payment received in the form of a check, and (B) provide Buyer with information with respect to the name of the creditor, the invoice(s) being paid, and any other information relating to such Purchased Account Receivable reasonably requested by Buyer.

                 (vi) Buyer shall provide Seller and Seller's creditors
            with access to Buyer's records concerning the BTL Retained Accounts Receivable at reasonable times and upon reasonable notice to Buyer, and Seller shall be permitted to make extracts and copies of such records at its sole cost and expense.

                 1.5 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109 at 10:00 A.M. on a date selected by Buyer which is within five business days of satisfaction or waiver of all closing conditions or on such other date or at such other place or earlier or later date or time as may be determined by Buyer in its sole discretion (the "Closing Date"), which date in no event shall be later than June 30, 1995.

                 1.6  Delivery of Agreement of Assumption of
            Liabilities. At the Closing, Buyer shall deliver or cause to be delivered to Seller an Agreement for Assumption of Liabilities by Buyer in the form of Exhibit 1.6 hereto.

                 1.7 Transfer of Subject Assets. At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel in their reasonable discretion, and (c) shall effectively vest in Buyer good and marketable title to all the Subject Assets free and clear of all liens, restrictions and encumbrances.

                 1.8 Delivery of Records and Contracts. On or before the Closing Date, Seller shall deliver or cause to be delivered to Buyer true and complete copies of the Contracts (as defined in Section 2.15 below) set forth on Schedule
            2.15 attached hereto, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the Closing all of Seller's business records, tax returns, books and other data relating to the Subject Assets and Seller's business and operations (except corporate records, financial records, tax records and other property of Seller excluded under Section 1.1(b) as to which only copies need be delivered in accordance with such Section), and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the assets and business of Seller. After the Closing, Buyer shall afford to Seller and its accountants and attorneys, for the purpose of preparing such tax returns of Seller or Stockholders as may be required after the Closing and for other reasonable business purposes of Seller, reasonable access to the books and records of Seller delivered to Buyer under this Section and shall permit Seller, at Seller's expense, to make extracts and copies therefrom.

                 1.9 Assignment of Intellectual Property. On the Closing Date, Seller shall assign or shall cause the assignment to Buyer, and take all further actions necessary to vest in Buyer, all right, title and interest of Seller in and to each copyright, trademark, trade name, service mark, and other intellectual property described in Section 1.1(a)(viii) hereof.

                 1.10 Nonassignable Contracts.

                 (a) Nonassignability. Nothing in this Agreement will constitute a transfer or an attempted transfer of any contract or permit to be transferred pursuant to the terms of this Agreement which is not capable of being transferred without the consent, approval, waiver or novation of a third person or entity (including, without limitation, a governmental authority), or with respect to which such transfer or attempted transfer would constitute a breach therefor or a violation of any law, other than those for which such consents, approvals, waivers or novations have been obtained by Seller prior to the Closing Date (such nontransferable contracts and permits being collectively referred to herein as "Unassigned Contracts").

                 (b) Consents, Approvals, etc. Notwithstanding anything contained in this Agreement to the contrary, Seller will not be obligated to transfer to Buyer any of its rights and obligations in and to any of the Unassigned Contracts without first having obtained all consents, approvals, waivers and novations necessary for such transfers under the terms of such Unassigned Contracts or applicable law, at which time such Unassigned Contracts will, without further action, be deemed to be transferred to Buyer.

                 1.11 Termination of Trademark License Agreements.  All
            of the outstanding domestic licenses (the "Domestic Trademark Licenses") and international licenses (the "International Trademark Licenses") of intellectual property to which Seller is a party are more particularly set forth on Schedule 2.15 attached hereto. Seller shall obtain the termination of all Domestic Trademark Licenses prior to the Closing subject to Section 6.1(k) hereof and shall use its best efforts to seek the termination of all International License Agreements prior to the Closing. In order to obtain the termination of any of the Domestic Trademark Licenses, Seller may grant to the licensee a right of first refusal to supply Seller (or, following the Closing, Buyer) with its requirements for the products covered by such Domestic Trademark License, provided that such licensee is able to match the best price, service, quality and availability obtainable by Seller (or, following the Closing, Buyer) from other suppliers, pursuant to the terms and conditions of a license termination agreement in the form of Exhibit 1.11 attached hereto (collectively, the "License Termination Agreements"). The right of first refusal shall remain in effect no longer than the remaining balance of the term of the Domestic Trademark License immediately prior to its termination. Buyer will assume the obligations of Seller under each such License Termination Agreement arising after the Closing.

                 1.12 Further Assurances.  Seller from time to time
            after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets, provided that in connection therewith Seller shall not be required to expend any funds in fulfillment of such obligations. At the request of Buyer, Seller shall cooperate with Buyer to permit Buyer to enjoy Seller's rating and benefits under the workman's compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws.
            Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller as otherwise set forth in this Agreement.

                 1.13 Allocation of Purchase Price.  The purchase price
            (and all other capitalized costs) shall be allocated among the Subject Assets in the manner provided in Exhibit 1.13 attached hereto. Buyer, Seller and the Stockholders agree that such allocation has been made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that such allocation shall be binding upon Buyer, Seller and each of the Stockholders for all tax purposes. Buyer and Seller also each agree to file IRS form 8594 consistently with the foregoing and in accordance with Section 1060 of the Code.

                 1.14 Stockholders' Representative.  In order to
            efficiently administer the waiver of any condition or right of the Stockholders and the settlement of any dispute arising under the Agreement, the Stockholders agree that, in the event of the death or permanent disability or legal incapacity of either Stockholder, the other Stockholder shall act as the Stockholders' representative of both Stockholders (the "Stockholders' Representative") pursuant to the terms described below:

                 (a)  The Stockholders hereby authorize the
            Stockholders' Representative (i) to take all action necessary in connection with the waiver of any condition to the obligations of the Stockholders under this Agreement, the waiver of any right of the Stockholders hereunder, or the settlement of any dispute arising hereunder, (ii) to give and receive all notices required to be given under this Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement; provided, however, that the Stockholders' Representative shall not have authority to commence legal proceedings on behalf of the Stockholders without their consent.

                 (b) All decisions and actions by the Stockholders' Representative shall be binding upon all of the Stockholders and their executors and heirs, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                 (c) By their execution of this Agreement, the Stockholders agree that:

                 (i)  Buyer and Designs shall be able to rely
            conclusively on the instructions and decisions of the Stockholders' Representative as to any actions required or permitted to be taken by the Stockholders or the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Buyer or Designs for any action taken by Buyer or Designs in reliance upon the instructions or decisions of the Stockholders' Representative;

                 (ii) all actions, decisions and instructions of the
            Stockholders' Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representative;

                 (iii) remedies available at law for any breach of the provisions of this Section 1.14 are inadequate; therefore, Buyer, Designs and Seller shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if any of Buyer, Designs or Seller brings an action to enforce the provisions of this Section 1.14; and

                 (iv) the provisions of this Section 1.14 are
            independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Stockholders to the Stockholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder.

                 (d)  All fees and expenses incurred by the
            Stockholders' Representative shall be paid by the Stockholders.

                 1.15 Change of Name.  On the Closing Date, (a) the
            Stockholders shall cause Seller to change its corporate name, and Seller shall change its corporate name, to delete any reference to "Boston," "Trader," "Trading" or any similar words , and (b) the Stockholders shall cause Traders Connection, Inc., a Massachusetts corporation ("TCI"), to change its corporate name, and TCI shall change its corporate name, to delete any reference to "Traders," "Trading" or any similar words. Seller or the Stockholders, as the case may be, shall deliver to Buyer for filing with the Secretary of State of the Commonwealth of Massachusetts the requisite amendments to the Articles of Organization of each of Seller and TCI to effect the name changes described in the foregoing sentence.

                 1.16 Sales and Transfer Taxes.  All sales and transfer
            taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by the party liable for such tax, duty or fee under applicable law.

                 1.17 Transfer of Stockholders' Interests in Other
            Businesses. Schedule 1.17 attached hereto sets forth the names of any and all Affiliated Entities (as defined below) and describes the interest which any Stockholder or any Seller Affiliated Party (as defined in Section 2.15(m) below) has therein and the estimated value of such interest. Except for the interest of any Stockholder in (a) the entity which owns the Lynn Headquarters and (b) the Taiwan company (the "Taiwan Company") known as Boston Trading Company, Ltd. (Taiwan), Buyer at its option may request that the Stockholders at or at any time subsequent to the Closing assign, transfer and convey to Buyer for no further consideration all right, title and interest which either or both of the Stockholders or any Seller Affiliated Party may have in (i) Glorious Investment Inc. or any of its subsidiaries or affiliates or (ii) any corporation, partnership, joint venture or other entity (individually, an "Affiliated Entity," and collectively, the "Affiliated Entities") which currently does business with Seller or has done business with Seller at any time since January 1, 1994. In the event any such Affiliated Entity has a name including "Boston Trader" or "Boston Trading," Seller and the Stockholders shall cause such Affiliated Entity to cease using such name (and, if part of its corporate name, to change such name) prior to the Closing. Notwithstanding the foregoing, but without limitation of the representations and warranties made in Section 2.15(m) hereof, Buyer acknowledges that Seller shall not have an obligation to seek to cause the Hong Kong company known as Boston Trading Company, Ltd. (Hong Kong) to change its corporate name or the Taiwan Company to change its corporate or trade name; provided, however, each of Seller and the Stockholders agrees to take no action to enable such companies to continue to use such names (or any other name including "Boston Traders" or "Boston Trading") subsequent to the Closing. In the event of the liquidation of the Taiwan Company, Seller and the Stockholders will use their best efforts to cause the Taiwan Company to distribute to the Stockholders, as part of their liquidating distribution, all right, title and interest which the Taiwan Company may have in and to the name "Boston Traders" or "Boston Trading," and the Stockholders shall then immediately assign and transfer all of their right, title and interest in and to such name to Buyer.

             SECTION 2.     REPRESENTATIONS AND WARRANTIES OF SELLER AND
            STOCKHOLDERS.

                 2.1 Making of Representations and Warranties. As a material inducement to Designs and Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of Seller and the Stockholders jointly and severally hereby makes to Designs and Buyer the representations and warranties contained in this Section 2.

                 2.2 Organization and Qualifications of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Seller's Articles of Organization, as amended to date and certified by the Massachusetts Secretary of State, and of Seller's by-laws, as amended to date and certified by Seller's Clerk, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. Seller is not in violation of any term of its Articles of Organization or by-laws. Seller is duly qualified to do business as a foreign corporation in the jurisdictions listed on Schedule
            2.2 hereto, and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

                 2.3 Subsidiaries. Seller has no subsidiaries other than the subsidiaries set forth on Schedule 2.3 hereto and does not own any securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Except for the subsidiaries described on Schedule 2.3, Seller does not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

                 2.4  Capital Stock of Seller; Beneficial Ownership.

                 (a) The authorized capital stock of Seller consists of 1,000 shares of Common Stock, no par value per share, of which 200 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 800 shares are authorized but unissued. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Seller. None of Seller's capital stock has been issued in violation of any federal or state law. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of Seller's capital stock to which Seller or any of the Stockholders is a party.

                 (b) Each of the Stockholders owns beneficially and of record the number of shares of Common Stock of Seller set forth opposite such Stockholder's name on Schedule 2,4(b) attached hereto which shares of Common Stock in the aggregate represent all of the issued and outstanding Common Stock of Seller. Except as disclosed on Schedule 1.17 hereto, neither of the Stockholders nor any Seller Affiliated Party has any ownership interest in any Affiliated Entity.

                 2.5  Authority of Seller and the Stockholders.

                 (a) Seller has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Seller and its stockholders and no other action on the part of Seller or its stockholders is required in connection therewith.

                 This Agreement and each agreement, document and
            instrument executed and delivered by Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. The execution, delivery and performance by Seller of this Agreement and each such agreement, document and instrument:

                 (i) does not and will not violate any provision of the Articles of Organization or by-laws of Seller;

                 (ii) does not and will not violate any laws of the
            United States, or any state or other foreign or domestic jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                 (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which the property of Seller is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets, except as specifically identified on
            Schedule 2.5.

                 (b) Each Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

                 This Agreement and each agreement, document and
            instrument executed and delivered by each Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their respective terms. The execution, delivery and performance by each Stockholder of this Agreement and each such agreement, document and instrument:

                 (i) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to such Stockholder or require such Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                 (ii) does not and will not result in a breach of,
            constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets.

                 2.6  Real and Personal Property.

                 (a) Owned Real Property. Seller does not own any real property.

                 (b) Leased Real Property. All of the real property leased by Seller as tenant or lessee with the exception of the Lynn Headquarters is identified on Schedule 2.6(b) hereto (collectively, the "Leased Real Property"). Seller hereby makes the following representations and warranties with respect to the Leased Real Property:

                 (i) Leases. The copies of the leases of the Leased Real Property (collectively, the "Leases") delivered by Seller to Buyer and the information with respect to each of the Leases set forth in Schedule 2.6(b) is complete, accurate, true and correct, which Schedule 2.6(b) shall include without limitation information with respect to the start date, termination date, base rent, percentage and/or additional rent, and options under each such Lease. With respect to each of the Leases, except as set forth on
            Schedule 2.6(b):

                 (A) each of the Leases is in full force and effect and has not been modified, amended, or altered, in writing or otherwise, and Seller has not received any notice of default and to Seller's best knowledge no event has occurred which constitutes, or with the lapse of time, the giving of notice, or both, would constitute, a default in any respect by Seller with respect to any such Lease;

                 (B) all obligations of the landlord or lessor under the Leases which have accrued have been performed, and to the best of the knowledge of Seller, no landlord or lessor is in default under any Lease; and

                 (C) Seller has obtained or will obtain prior to the Closing the consent of each landlord or lessor whose consent is required under any Leases to effect the transfer of the Leased Real Property to Buyer, and such transfer will not give any landlord or lessor under any Lease any remedy, including, without limitation, any right to declare a default under any Lease.

                 (ii) Title and Description.  Seller holds a good,
            clear, marketable, valid and enforceable leasehold interest in the Leased Real Property pursuant to the Leases, subject only to the right of reversion of the landlord or lessor under the Leases, to Seller's best knowledge free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, assessments, tenancies, claims, covenants, conditions, restrictions, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the Leased Real Property, except for (x) easements, covenants, restrictions and similar encumbrances that do not and could not interfere with the use of the Leased Real Property as currently used and improved, and (y) minor encroachments that do not and could not adversely affect the value or use of the Leased Real Property as currently used and improved and that could be removed without material cost, and except for matters set forth on Schedule 2.6(b).

                 (iii) Condition. Except as set forth on Schedule 2.6(b) and to Seller's best knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair. To Seller's best knowledge, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current operation of the Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Leased Real Property.

                 (iv) Compliance with Law; Government Approvals.  Seller
            has received no written notice and to Seller's best knowledge no other notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected heretofore, and, to Seller's best knowledge, no such violation now exists which could have an adverse effect on the operation or value of any of the Leased Real Property. All improvements constituting a part of the Leased Real Property are in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, and there are presently in effect all licenses, permits and authorizations required by law, ordinance, or regulation. The transfer of the Leased Real Property to Buyer shall include all rights to the use of any off-site facilities necessary to ensure compliance with all such laws, ordinances, codes and regulations. There is at least the minimum access required by applicable subdivision or similar law to the Leased Real Property. Seller has received no notice of any pending or threatened real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Leased Real Property.

                 (c) Personal Property. Seller has provided Buyer with access to all of Seller's records with respect to all of Seller's machinery, equipment, furniture, fixtures, leasehold improvements and other tangible personal property. Except as specifically disclosed in Schedule 2.6(c), Seller has good and marketable title to all of its personal property. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge except as specifically disclosed in said Schedule. The

            Subject Assets are sufficient for Buyer to continue the business of Seller as conducted by Seller. Except as otherwise specified in Schedule 2.6(c), to Seller's best knowledge all leasehold improvements, furnishings, machinery and equipment of Seller are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order. Seller does not have actual knowledge of any pending or threatened change of any such laws, ordinances or regulations which could adversely affect Seller or its business.

                 2.7  Financial Statements.

                 (a) Seller has delivered to Buyer the following financial statements, copies of which are attached hereto as
            Schedule 2.7:

                 (i) Balance sheets of Seller for its fiscal years ending on April 30, 1993 and 1994 and statements of income, retained earnings and cash flows for the two years then ended, with appropriate footnotes, certified by Paretsky, Flitt & Company, independent public accountants.

                 (ii) A balance sheet of Seller as of January 31, 1995
            (herein the "Interim Balance Sheet"), with appropriate footnotes, certified by Seller's chief financial officer.

            Said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby, are complete and correct in all material respects, and present fairly in all material respects the financial condition of Seller at the dates of said statements and the results of its operations and its cash flows for the periods covered thereby.

                 (b) As of the date of the Interim Balance Sheet, Seller had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Seller or the conduct of its business prior to the date of the Interim Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Interim Balance Sheet, or reflected in Schedules furnished to Buyer hereunder as of the date hereof.

                 (c) As of the date hereof and as of the Closing, Seller had and will have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations or others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Seller or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Interim Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Buyer hereunder on the date hereof, or (iii) incurred after the date of the Interim Balance Sheet in the ordinary course of business of Seller consistent with the terms of this Agreement.

                 2.8  Taxes.

                 (a) Seller has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, escheatment taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

                 (b) Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to Seller for taxable periods ended on or after April 30, 1989 is set forth in Schedule 2.8 attached hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. Seller has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns listed on said Schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by Seller with respect to said returns.

                 (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Seller or any Stockholder, threatening to assert against Seller any deficiency or claim for additional Taxes. To Seller's best knowledge, there are no pending claims by an authority in a jurisdiction where Seller does not file reports and returns that Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Seller that arose in





            connection with any failure (or alleged failure) to pay any Taxes. Seller has never entered into a closing agreement pursuant to Section 7121 of the Code.

                 (d) Except as set forth in Schedule 2.8, there has not been any audit of any tax return filed by Seller with respect to the last three tax years, no audit of any tax return of Seller is in progress, and Seller has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Schedule 2.8, no extension of time with respect to any date on which a tax return was or is to be filed by Seller is in force, and no waiver or agreement by Seller is in force for the extension of time for the assessment or payment of any Taxes.

                 (e) Seller has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Seller has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity except for any other entity controlled by Seller. Seller does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore Buyer is not acquiring from Seller an interest in any entity, except as provided in
            Section 2.3. Except as set forth in Schedule 2.8, Seller is not a party to any tax sharing agreement.

                 (f) Seller is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations
            Section 1.1445-2.

                 (g) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

                 2.9 Collectability of Accounts Receivable. To Seller's best knowledge, all of the accounts receivable of Seller are or will be at the Closing valid and enforceable claims, fully collectible and subject to no set off or counterclaim. Except as disclosed on Schedule 2.9, Seller has no accounts or loans receivable (a) from any person, firm or corporation which is affiliated with Seller or (b) from any director, officer or employee of Seller in excess of $1,000 in any individual case or in excess of $10,000 in the aggregate for all such accounts or loans receivable referenced in this subsection (b), and all such accounts and loans receivable from any such person, firm or corporation shall be paid in cash prior to the Closing.

                 2.10 Inventories.  Schedule 2.10 sets forth a complete
            list of (a) all Inventory located at the Lynn Headquarter as of March 26, 1995 and an estimate of all Inventory located at Seller's retail store locations as of April 18, 1995 and
            (b) all Assumed Purchase Orders (specifically identifying all General Order Merchandise), and all amounts due in respect of and liabilities in connection with such merchandise, any deposits or prepayments made by Seller with respect thereto and for which Seller is entitled to full credit upon payment of the remaining balance due (and not otherwise subject to offset), and any and all quota fees or commissions owed by Seller to third party agents. Except as disclosed in Schedule 2.10, all items in the inventories of Seller are of a quality and quantity saleable in the ordinary course of its business. Except as disclosed in
            Schedule 2.10, said inventories reflect write-downs to realizable values in the case of items which are below standard quality or have become obsolete or unsaleable (except at prices less than cost). All inventory items are located on the Leased Real Property and in the Lynn Headquarters, except for certain General Order Merchandise. Since the date of the Interim Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

                 2.11 Absence of Certain Changes.  Except as disclosed
            in Schedule 2.11, since the date of the Interim Balance Sheet there has not been:

                 (a) Any change in the financial condition, properties, assets, liabilities, business or operations of Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to Seller;

                 (b) Any contingent liability incurred by Seller as guarantor or to Seller's best knowledge otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Seller;

                 (c) Any mortgage, encumbrance or lien placed on any of the properties of Seller which remains in existence on the date hereof or will remain on the Closing Date;

                 (d) Any obligation or liability of any nature incurred by Seller, whether accrued, absolute, contingent or otherwise, asserted or to Seller's best knowledge unasserted (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by Seller or the conduct of Seller's business since the date of the Interim Balance Sheet regardless of whether claims in respect thereof have been asserted), other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

                 (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Seller other than in the ordinary course of business;

                 (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Seller;

                 (g) Any declaration, setting aside or payment of any dividend by Seller, or the making of any other distribution in respect of the capital stock of Seller, or any direct or indirect redemption, purchase or other acquisition by Seller of its own capital stock;

                 (h) Any material labor trouble or claim of unfair labor practices involving Seller; any change in the compensation payable or to become payable by Seller to any of its officers, employees, agents or independent contractors other than normal increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                 (i) Any change with respect to the officers or management of Seller;

                 (j) Any payment or discharge of a material lien or liability of Seller which was not shown on the Interim Balance Sheet or incurred in the ordinary course of business thereafter;

                 (k) Any obligation or liability incurred by Seller to any of its officers, directors, stockholders or employees, or any loans or advances made by Seller to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

                 (l) Any change in accounting methods or practices, credit practices or collection policies used by Seller;

                 (m) Any other material transaction entered into by Seller other than transactions in the ordinary course of business; or

                 (n) Any agreement or understanding whether in writing or otherwise, for Seller to take any of the actions specified in paragraphs (a) through (m) above.

                 2.12 Ordinary Course.  Since the date of the Interim
            Balance Sheet, Seller has conducted its business only in the ordinary course and consistently with its prior practices, except that, as compared to prior periods, Seller has maintained lower inventory levels and has elected to curtail its trademark licensing activities.

                 2.13 Banking Relations.  All of the arrangements which
            Seller has with any banking institution with respect to deposit relationships are completely and accurately described in Schedule 2.13, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

                 2.14 Intellectual Property.

                 (a) Except as described in Schedule 2.14, Seller has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, service mark or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of Seller as presently conducted or contemplated. Seller's rights in all of such Intellectual Property are freely transferable.
            There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or to Seller's best knowledge threatened, which challenge the rights of Seller in respect thereof. Seller has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, samples, patterns, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

                 (b) All patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, and registered copyrights which are owned by or licensed to Seller or used or to be used by Seller in its business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of Seller, are listed in Schedule 2.14. All of such patents, patent applications, trademark registrations, trademark applications, service mark applications, service mark registrations and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

                 (c) All licenses or other agreements under which Seller is granted rights in Intellectual Property are listed in Schedule 2.15. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Schedule 2.15, all of Seller's rights thereunder are freely assignable. To Seller's best knowledge, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                 (d) All licenses or other agreements under which Seller has granted rights to others in Intellectual Property owned or licensed by Seller are listed in Schedule 2.15.
            All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Schedule 2.15, all of Seller's rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                 (e) Seller has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its designs, products, services and technology. Seller has no knowledge of any infringement by others of any of its Intellectual Property rights.

                 (f) To Seller's best knowledge, the present and contemplated business, activities and products of Seller do not infringe any Intellectual Property of any other person. No proceeding charging Seller with infringement of any adversely held Intellectual Property has been filed or to Seller's best knowledge is threatened to be filed. To Seller's knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of Seller. To Seller's best knowledge, Seller is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee of Seller. Except as set forth in
            Schedule 2.14, neither Seller nor, to Seller's best knowledge, any of its employees have any agreements or arrangements with any persons other than Seller related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature.

                 2.15 Contracts.  Except for contracts, leases,
            commitments, plans, agreements and licenses (collectively, the "Contracts") described in Schedule 2.6(b), Schedule 2.15 or Schedule 2.24 hereto (true and complete copies of which (or in the case of any oral agreements, true and complete descriptions of which) have been delivered to Buyer), Seller is not a party to or subject to:

                 (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                 (b) any employment contract or contract for services which requires the payment of more than $25,000 annually or which is not terminable within 30 days by Seller without liability for any penalty or severance payment;

                 (c) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $50,000 in the aggregate;

                 (d) any other contracts or agreements creating any obligations of Seller of $10,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

                 (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                 (f) any contract or agreement which by its terms does not terminate or is not terminable without penalty by Seller or any successor or assign within one year after the date hereof;

                 (g) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

                 (h) any contract with any sales agent or distributor of products or merchandise of Seller;

                 (i) any contract containing covenants limiting the freedom of Seller to compete in any line of business or with any person or entity except as contemplated by Section 3.7 hereof;

                 (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $10,000 whether or not such purchase is in the ordinary course of business;

                 (k)  any license agreement (as licensor or licensee);


                 (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

                 (m) any contract or agreement with any officer, employee, director or stockholder of Seller or with any corporation, partnership, joint venture, trust, organization or other entity or person (including but not limited to spouses or family members) controlled by or affiliated with any of them (individually, a "Seller Affiliated Party," and collectively, the "Seller Affiliated Parties").

                 The Contracts reflected on Schedule 2.6(b), Schedule
            2.15 and Schedule 2.24 contain all written contracts, commitments, plans, leases, agreements and licenses that are material to the operation of Seller's business and/or by which the Subject Assets are bound. Except as described on
            Schedule 2.6(b), Schedule 2.15 or Schedule 2.24, there are no oral contracts, commitments, or plans, agreements or licenses by which the Subject Assets are bound or which are reasonably likely to have a material adverse affect on Buyer's ability to continue to conduct Seller's retail business after the Closing. Schedule 2.15 (i) specifically identifies all purchase orders being assumed by Buyer under the terms of this Agreement and (ii) sets forth the backlog of Seller's firm orders for the sale of products or services, for which revenues have not been recognized by Seller.

                 Seller is not in default under any such Contracts
            described in said Schedule and has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

                 2.16 Litigation.  Schedule 2.16 hereto lists all
            currently pending litigation and governmental or administrative proceedings or investigations to which Seller is a party. Except for matters described in Schedule 2.16, there is no litigation or governmental or administrative proceeding or investigation pending or, to Seller's best knowledge, threatened against Seller or any affiliate of Seller which may have any adverse effect on Seller's properties, assets, prospects, financial condition or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, Schedule 2.16 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto, and the type and amount of relief sought.

                 2.17 Compliance with Laws.  Except as set forth in
            Schedule 2.17, Seller is in material compliance with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any foreign, federal, state, municipal or other governmental authority which apply to the Seller or to the conduct of its business except where the failure to comply would not have a material adverse effect on Seller or its business, and Seller has not received written notice or to its best knowledge any other notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

                 2.18 Insurance.  The physical properties and assets of
            Seller are insured to the extent disclosed in Schedule 2.18, and all insurance policies and arrangements of Seller are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by Seller and is sufficient for compliance by Seller with all requirements of law and all agreements and leases to which Seller is a party.

                 2.19 Warranty or Other Claims.  There are no existing
            or to Seller's best knowledge threatened product liability or material warranty or other similar claims, or any to Seller's best knowledge facts upon which a material claim of such nature could be based, against Seller for products or services which are defective or fail to meet any product or service warranties except as disclosed in Schedule 2.19. No claim has been asserted against Seller for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based.

                 2.20 Finder's Fee.  Except as disclosed on Schedule
            2.20, neither Seller nor any Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

                 2.21 Permits; Burdensome Agreements.  Schedule 2.21
            lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from foreign, federal, state or local authorities in order for Seller to conduct its business. Seller has obtained all such Approvals, which to Seller's best knowledge are valid and in full force and effect, and is operating in compliance therewith. To Seller's best knowledge, such Approvals include, but are not limited to, those required under foreign, federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in
            Schedule 2.21 or in any other Schedule hereto, Seller is not subject to or bound any judgment, decree or order or, to Seller's best knowledge, any agreement or arrangement which may materially and adversely affect the business, its condition, financial or otherwise, or any of the Subject Assets.

                 2.22 Corporate Records.  The corporate record books of
            Seller accurately record all material corporate action taken by its stockholders and board of directors and committees thereof with respect to the Subject Assets and the Assumed Liabilities. Seller has made available for inspection and copying by Buyer and its counsel complete and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

                 2.23 Transactions with Interested Persons.  Except as
            set forth in Schedule 2.23 hereto, neither Seller, nor any stockholder, officer, supervisory employee or director of Seller or, to the knowledge of Seller, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a contract or arrangement with Seller.

                 2.24 Employee Benefit Programs.

                 (a) Schedule 2.24 lists every Employee Program (as defined below) that has been maintained (as defined below) by Seller at any time.

                 (b) Each Employee Program which has ever been maintained by Seller and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

                 (c) Seller does not know, and has no reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by Seller. With respect to any Employee Program ever maintained by Seller, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such Employee Program), which could result, directly or indirectly, in any taxes, penalties or other liability to Buyer (including without limitation through any obligation of indemnification or contribution). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

                 (d) Neither Seller nor any Affiliate has incurred any liability under title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by Seller or any Affiliate and subject to Code Section 412 or ERISA Section
            302. With respect to any Employee Program maintained by Seller or an Affiliate and subject to title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part 2615) and
            (ii) no event or condition which presents a material risk of plan termination or any other event that may cause Seller or any Affiliate to incur liability or have a lien imposed on its assets under title IV of ERISA. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by Seller or any Affiliate, for all periods prior to the Closing, either have been made or have been accrued (and all such unpaid but accrued amounts are described in Schedule 2.24). Except as described in Schedule 2.24, no Employee Program maintained by the Seller or an Affiliate and subject to title IV of ERISA (other than a Multiemployer
            Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a) (18), as of the Closing Date. Neither Seller nor any Affiliate has ever maintained a Multiemployer Plan. None of the Employee Programs ever maintained by Seller or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

                 (e) With respect to each Employee Program maintained by Seller within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

                 (f)  For purposes of this section:

                 (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                 (ii) An entity "maintains" an Employee Program if such
            entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                 (iii) An entity is an "Affiliate" of Seller if it would have ever been considered a single employer with Seller under ERISA Section 4001(b) or part of the same "controlled group" as Seller for purposes of ERISA Section 302(d)(8)(C).

                 (iv) "Multiemployer Plan" means a (pension or non-
            pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

                 2.25 Environmental Matters.

                 (a) Except as set forth in Schedule 2.25 (and except for the use of minor amounts of materials (such as cleaning or pest control materials) for general housekeeping purposes and not in violation of any applicable Environmental Laws), with respect to the Leased Real Property only, (i) Seller has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any such site presently, operated, leased, or used by Seller, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any such site presently, operated, leased, or used by Seller for treatment, storage, or disposal at any other place. Notwithstanding the foregoing, each of the foregoing representations in this paragraph (a) shall be deemed to be solely to Seller's best knowledge with respect to matters arising prior to Seller's use of the site or as a result of the actions of persons other than Seller, its employees or agents, or persons under its control or supervision. Nothing has come to Seller's attention to cause Seller to believe that it presently owns, operates, leases, or uses any site on which underground storage tanks are or were located except for the Lynn Headquarters. There is no lien currently imposed by any governmental agency as a result of Seller's action on any property, facility, machinery, or equipment owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

                 (b) Except as set forth in Schedule 2.25, with respect to the Leased Real Property only, (i) to Seller's best knowledge, Seller has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) Seller, any property, operated, leased, or used by Seller, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Seller has no knowledge or reason to know that any of the items enumerated in clause
            (iii) of this subsection will be forthcoming.

                 (c)  To Seller's best knowledge, except as set forth in
            Schedule 2.25 hereto with respect to the Leased Real Property only, no site, operated, leased, or used by Seller contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

                 (d) Seller has provided to Buyer copies of all documents, records, and information in Seller's possession or in the possession of any agent or representative of Seller or any information otherwise known to Seller concerning any environmental or health and safety matter relevant to Seller, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                 (e) For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof or previously enforced; and (iv) "Seller" shall mean and include Seller and all other entities for whose conduct Seller is or may be held responsible under any Environmental Law.

                 2.26 Directors and Officers.  Schedule 2.26 contains a
            true and complete list of all current directors and officers of Seller. In addition, Schedule 2.26 contains a list of all managers, employees and consultants of Seller who are employed by Seller as of the date hereof. In each case such
            Schedule includes the current job title and aggregate annual compensation of each such individual.

                 2.27 Disclosure.  The representations, warranties and
            statements contained in the certificates, exhibits and schedules delivered by Seller pursuant to this Agreement to Designs and Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

                 2.28 Employees; Labor Matters.  Seller employs
            approximately 80 salaried employees and 180 hourly employees and generally enjoys a good employer-employee relationships. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither Seller nor Buyer will by reason of the acquisition transaction or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in Schedule 2.28. Seller does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. To Seller's best knowledge, Seller is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. Except as disclosed on
            Schedule 2.28, there are no written charges and to Seller's best knowledge other charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or to Seller's best knowledge threatened against or involving Seller. No question concerning representation (i.e., union organizing efforts or petitions to unionize) exists respecting any group of employees of Seller. There are no written grievances, complaints or charges that have been filed against Seller, or to Seller's best knowledge other grievances, complaints or charges, under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on Seller or the conduct of its business and no arbitration or similar proceeding is pending and to Seller's best knowledge no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller. Seller has received no written notice nor to Seller's best knowledge any other notice or information to indicate that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. Seller is, and at all times since November 6, 1986 has been, in material compliance with the requirements of the Immigration Reform Control Act of 1986.

                 2.29 Customers, Distributors and Suppliers.  Schedule
            2.29 sets forth any customer, representative or distributor (whether pursuant to a commission, royalty or other arrangement) who accounts for more than one percent (1%) of the sales of Seller for the twelve months ended February 28, 1995 (collectively, the "Customers and Distributors"). Seller has made available for inspection by Buyer prior to the date hereof the cash disbursement journal of Seller for the twelve month period ended February 28, 1995, and such cash disbursement journal reflects a true and complete list of the suppliers to Seller of goods or procurement/sourcing related services to whom during such period Seller made payments aggregating $10,000 or more (the "Suppliers"). Except as disclosed on Schedule 2.29 and to Seller's best knowledge, the relationships of Seller with its Customers, Distributors and Suppliers are good commercial working relationships. No Customer, Distributor or Supplier of Seller has canceled, materially modified, or otherwise terminated its relationship with Seller, or has during said period decreased materially its usage or purchase of the services or products of Seller or its services, supplies or materials furnished to Seller other than as a result of normal seasonal variations, nor does any Customer, Distributor or Supplier have, to Seller's best knowledge, any plan or intention to do any of the foregoing. Seller has consulted with Buyer during the period between March 9, 1995 and the date hereof with respect to any orders Seller has made for General Order Merchandise.

                 2.30 Customs Liability.  Except as set forth on
            Schedule 2.30 hereto, Seller has not received any written notice or to Seller's best knowledge any other notice of any administrative proceedings or claims or court cases involving the right of Seller to file entries and obtain release of merchandise from the U.S. Customs Service or any other foreign or domestic governmental agency or any liability of Seller for customs tariffs, taxes under the Code, duties or other governmental charges, fees or exactions, any liquidated damage claims and/or penalties and/or interest charges and/or any unliquidated entries whether from the United States government or foreign governments relating or arising out of importation of goods into or exportation of goods out of the United States or the exporting out of or into any foreign markets. Except as set forth on Schedule 2.30 hereto with respect to certain identified shipments of goods, Seller has no liability with respect to customs assists.

                 2.31 Foreign Corrupt Practices Act.  Seller has
            reviewed its practices and policies, and neither Seller nor any officer, director nor employee or to Seller's best knowledge any agent of Seller has engaged in the past or is currently engaged in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder, and none of the terms of the purchase orders for any of the General Order Merchandise is in violation of such Act or its rules or regulations.

             SECTION 3.     COVENANTS OF SELLER AND THE STOCKHOLDERS.

                 3.1 Making of Covenants and Agreements. Seller and the Stockholders hereby jointly and severally make the covenants and agreements set forth in this Section 3.

                 3.2 Conduct of Business. Between the date of this Agreement and the Closing Date, Seller will:

                 (a) Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

                 (b) Refrain from placing any orders with respect to the General Order Merchandise without first receiving the prior written consent of Buyer, from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $5,000, and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary course of business;

                 (c) Refrain from entering into contract, agreement, arrangement or commitment which creates an obligation of $10,000 or more in each such case and refrain from entering into any license agreement without the prior written consent of Buyer or Designs (which consent shall not be unreasonably withheld);

                 (d) Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

                 (e) Refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock, or making any change with respect to its capital stock or incurring any obligation to issue any of its capital stock to any third party;

                 (f) Refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors other than any normal increases in compensation with respect to its employees;

                 (g) Refrain from prepaying loans (if any) from its stockholders, officers or directors or making any material change in its borrowing arrangements;

                 (h) Use its best efforts to prevent any change with respect to its management and supervisory personnel;

                 (i) Use its best efforts to keep intact its business organization, to retain its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

                 (j) Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Schedule 2.18 hereto or equivalent insurance with any substitute insurers approved in writing by Buyer;

                 (k) Furnish Buyer with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of Seller within ten (10) days after each month end for each month ending more than ten (10) days before the Closing; and

                 (l) Permit Buyer and its authorized representatives to have full access to all its properties, assets, records, tax returns, contracts and documents and furnish to Buyer or its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request upon reasonable notice to Seller and at reasonable times.

                 3.3 Authorization and Consent from Others. Prior to the Closing Date, Seller will use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Seller of the transactions contemplated by this Agreement, including, but not limited to, agreements consenting to the transactions contemplated hereby substantially in the form of Exhibit 3.3 hereto (collectively, the "Releases") from the unsecured creditors of Seller which unsecured creditors will be owed in the aggregate at least 80% in dollar amount of the aggregate unsecured debt of Seller immediately prior to the Closing. Each of the Stockholders will deliver a Release to Seller prior to the Closing, and each Stockholder agrees that any claim which he or any of his Seller Affiliated Parties may have against Seller shall not be satisfied unless and until Seller has fully paid or settled the claims of all of its other unsecured creditors.

                 3.4 Notice of Default. Promptly upon the occurrence of, or promptly upon Seller or a Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Seller or such Stockholder prior to the date hereof, of any of the representations, warranties or covenants of Seller or the Stockholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Seller shall give detailed written notice thereof to Buyer and shall use its best efforts to prevent or promptly remedy the same.

                 3.5 Consummation of Agreement. Seller and the Stockholders shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Seller will obtain prior to the Closing all necessary authorizations or approvals of its stockholders and Board of Directors, including, without limitation, the following:

                 (a) The change of Seller's corporate name to another title which does not include the words "Boston Trading" or "Boston Trader"; and

                 (b) Authorization of the officers and directors of Seller to discharge insofar as possible all debts and obligations of Seller.

                 3.6 Cooperation of Seller. Seller and Stockholders shall cooperate with all reasonable requests of Buyer and Buyer's counsel in connection with the consummation of the transactions contemplated hereby.

                 3.7 Non-competition. Each of Seller and the Stockholders agrees that for a period of five (5) years after the Closing Date, each such party will not, without the prior written consent of Designs and Buyer, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity anywhere in the world which is similar to or competitive with any business in which Designs or Buyer is presently or shall become engaged or in which Designs or Buyer, to Seller's or such Stockholder's knowledge, proposes to engage, and/or in any firm, corporation or business which uses as its trade name or corporate name or is doing business as or under a name which includes "Trader," "Traders," "Trading" or any similar derivations thereof; provided, however, the foregoing shall not prevent either Stockholder (i) from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in competitive activities or (ii) from and after the second anniversary of the Closing Date, from engaging in the design, manufacture, marketing or sale, solely in wholesale channels and not at retail, of any item of apparel of a type which is not now sold or at any time during the two year period following the Closing Date; further provided, however, that neither Stockholder shall utilize any apparel manufacturer, supplier or sourcing agent which is being utilized by Designs or Buyer, without Designs' and Buyer's prior written consent. In addition, each of Seller and the Stockholders shall refrain from soliciting or encouraging any employee of Designs or Buyer to terminate his or her employment by Designs or Buyer and to become employed by Seller or any Stockholder, or any business or entity with which Seller or any Stockholder is affiliated as an owner, investor, lender or in any other capacity.

                 In case any of the provisions or any part thereof
            contained in this Section 3.7 shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this
            Section 3.7 shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein, and the parties shall use their best efforts to substitute a valid, legal and enforceable provision therefor which carries out of the purposes and intents thereof.

                 Seller and each of the Stockholders hereby acknowledge
            that the covenants made by them under this Agreement are being made in connection with the sale, assignment and transfer of the Subject Assets, and that each of them has sufficient assets to provide for themselves while such covenants are in force and that such covenants have a unique value to Designs and Buyer. Seller and the Stockholders recognize that the remedies at law of Designs and Buyer for breach of any covenant of Seller and the Stockholders under this Section 3.7 may be inadequate, and agree that upon any such breach Designs and Buyer shall be entitled, in addition to all other remedies available, to the remedy of specific performance and other equitable relief in a court of equity by injunction or otherwise, without the necessity of proving actual damages to Designs or Buyer.

                 3.8 No Solicitation of Other Offers. Neither Seller, the Stockholders, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person or persons, other than Buyer, concerning the possible acquisition of Seller or any of Seller's assets, except for the sale of assets in the ordinary course of business of Seller consistent with the terms of this Agreement. Seller and the Stockholders agree that in the event of any material breach of any of the terms and conditions of this Section 3.8, then, in addition to any other remedy to which Buyer may be entitled (which shall include without limitation specific performance), and as compensation for such breach, Seller and the Stockholders shall be jointly and severally liable to Buyer for liquidated damages in the amount of $800,000, such liquidated damages to be payable upon demand to Buyer by certified check or wire transfer of immediately available funds.

                 3.9 Confidentiality. Seller and the Stockholders agree that, unless and until the Closing has been consummated, Seller, its officers, directors, agents and representatives, and the Stockholders will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to Seller or the Stockholders by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Seller and the Stockholders will return to Buyer (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Seller in connection with the transaction.

                 3.10 Foreign Corrupt Practices Act.  Each of Seller and
            the Stockholders will not make, and Seller will use its best efforts to prevent each officer, director, employee and agent of Seller from making, directly or indirectly, any payment prohibited by law to a public official of any domestic or foreign government, a political party or its officers, or any candidate for public office. Seller and the Stockholders will at all times comply with the prohibitions on certain acts and practices set forth in the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder.

                 3.11 Tax Returns.  Seller, in accordance with
            applicable law, shall (i) promptly prepare and file on or before the due date or any extension thereof all foreign, federal, state and local tax returns required to be filed by it with respect to taxable periods of Seller that include any period ending on or before the Closing and (ii) pay all Taxes of Seller attributable to periods ending on or before the Closing.

                 3.12 Distributions to Creditors.  Seller shall make all
            necessary arrangements prior to and after the Closing in order to effectuate an orderly and proportionate distribution to the creditors of Seller of the proceeds received by Seller from Buyer as a result of this transaction and all other funds which Seller has covenanted to distribute to its creditors pursuant to this Agreement.

                 3.13 Certain Proceedings.  Seller will refrain from (i)
            commencing a voluntary Insolvency Proceeding (as defined below) or filing an answer seeking reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation, (ii) applying for or consenting to the appointment of a receiver, trustee, liquidator, assignee, sequestrator, custodian (or other similar official) of Seller or any of its properties, or (iii) making a general assignment for the benefit of Seller's creditors. In addition, if any Insolvency Proceeding is commenced against Seller, Seller will use its best efforts to contest such proceeding and to have it dismissed expeditiously, or, if Buyer so requests, Seller will consent to such proceeding and proceed expeditiously with a proposed sale to Buyer pursuant to the provisions of Section 363 of the Federal Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), or pursuant to such other provision as may be available as part of the applicable proceeding, such sale to be effected on substantially the terms set forth in this Agreement, it being hereby agreed and acknowledged by Seller and the Stockholders that such terms are fair to Seller and its creditors. The Stockholders will use their best efforts to cause Seller to observe the covenants of Seller set forth in this Section 3.13 and will not commence an involuntary Insolvency Proceeding against the Seller. An "Insolvency Proceeding" shall mean a case under the Bankruptcy Code or any similar proceeding under any other applicable federal or state bankruptcy, insolvency or other similar law.

             SECTION 4.     REPRESENTATIONS AND WARRANTIES OF DESIGNS
            AND BUYER.

                 4.1 Making of Representations and Warranties. As a material inducement to Seller and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, each of Designs and Buyer jointly and severally hereby makes the representations and warranties to Seller and the Stockholders contained in this Section 4.

                 4.2 Organization of Designs and Buyer. Each of Designs and Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

                 4.3 Authority of Designs and Buyer. Each of Designs and Buyer has full right, authority and power to enter into this Agreement, the Note and each agreement, document and instrument to be executed and delivered by each such party pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Designs and Buyer of this Agreement, the Note, and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of on the part of each of Designs and Buyer and no other action on the part of Designs or Buyer is required in connection therewith. This Agreement, the Note and each other agreement, document and instrument executed and delivered by Designs and Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of each such party, enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and general principals of equity (regardless of whether such enforceability is consider in a proceeding in equity or in law).

                 4.4  Litigation.  There is no litigation or
            governmental or administrative proceeding or investigation pending or, to their knowledge, threatened against Designs or Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement or the payment of the Note.

                 4.5 Finder's Fee. Neither Designs nor Buyer has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

             SECTION 5.     COVENANTS OF DESIGNS AND BUYER.

                 5.1  Making of Covenants and Agreement.  Each of
            Designs and Buyer jointly and severally hereby make the covenants and agreements set forth in this Section 5.

                 5.2 Confidentiality. Each of Designs and Buyer agrees that, unless and until the Closing has been consummated, each of Designs and Buyer and their respective officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from Seller or the Stockholders with respect to the business or financial condition of Seller except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby and for any disclosure required by applicable law. Information generally known in Seller's industry or which has been disclosed to Designs or Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, each of Designs and Buyer will return to Seller (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Designs or Buyer in connection with the transaction.

                 5.3 Cooperation. Each of Designs and Buyer shall cooperate with all reasonable requests of Seller and Seller's counsel in connection with the consummation of the transactions contemplated hereby.

                 5.4 Availability of Records to Seller. Upon Seller's request, Buyer shall make available to Seller such documents, books, records or information relating to Seller's business prior to the Closing as Seller may reasonably require after the Closing in connection with any tax determination, defense of any claim against Seller relating to the conduct of its business prior to the Closing or governmental investigation of Seller. Buyer agrees not to destroy any files or records which are subject to this
            Section 5.4 without giving reasonable notice to Seller, and, within 15 business days of receipt of such notice, Buyer may cause to be delivered to Seller the records intended to be destroyed, at Seller's expense.

                 5.5 Consummation of Agreement. Each of Buyer and Designs shall use its best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

             SECTION 6.     CONDITIONS.

                 6.1 Conditions to the Obligations of Designs and Buyer. The obligation of Designs and Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment or waiver, prior to or at the Closing, of the following conditions precedent:

                 (a) Representations; Warranties; Covenants. Each of the representations and warranties of Seller and the Stockholders contained in Section 2 shall be true and correct as though made on and as of the Closing; and Seller shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

                 (b) No Material Change. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of Seller since the date hereof except as described in Schedule 2.11 hereto, whether or not in the ordinary course of business.

                 (c) Certificate from Officers. Seller shall have delivered to Buyer a certificate of Seller's Chairman or President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 6.1 are true and correct.

                 (d) Approval of Designs' and Buyer's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar as counsel for Designs and Buyer in its reasonable discretion, and such counsel shall have received on behalf of Designs and Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Designs and Buyer may reasonably require from Seller and the Stockholders to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Stockholders and Seller and the fulfillment of their respective covenants.

                 (e) Bill of Sale. Seller shall have executed and delivered the Bill of Sale in the form attached hereto as
            Exhibit 6.1(e).

                 (f) Assignment of Trademarks. Seller shall have executed and delivered an Assignment of Trademarks in the form attached hereto as Exhibit 6.1(f).

                 (g) Opinion of Counsel. On the Closing Date, Designs and Buyer shall have received from Goldstein & Manello, counsel for Seller and the Stockholders, an opinion as of said date, in the form attached hereto as Exhibit 6.1(g).

                 (h) No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Designs, Buyer, Seller or any Stockholder.

                 (i) Consents. Seller shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Seller in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of Seller by Buyer subsequent to the Closing; and Seller and Buyer shall have received all authorizations, waivers, consents, permits, non-disturbance agreements and estoppels, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, landlords and lessors (including but not limited to landlords and lessors under the Leases except for Seller's Manchester, Vermont retail store, which consent to assignment shall not be a condition to Closing), lenders and contract parties, and the Releases contemplated by Section 3.3, required to permit the continuation of the business of Seller and the consummation of the transactions contemplated by this Agreement, and in connection with the transfer of Subject Assets or Seller's contracts, permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

                 (j) Consulting Agreements. Each of the Stockholders shall have executed and delivered to Designs a Consulting Agreement in substantially the form attached hereto as
            Exhibit 6.1(j).

                 (k) Termination of License Agreements. Seller shall have obtained terminations of all outstanding Domestic Trademark Licenses which terminations shall allow Buyer the right to enjoy the use of the underlying trademarks free and clear from any claims of the respective licensees, except that Seller shall be deemed to have satisfied this condition even if Seller fails to obtain terminations from any of Weber, Chano, Platinum and Mimco, provided that Seller has used its best efforts to obtain terminations from each of such licensees prior to the Closing.

                 (l) FIRPTA Withholding. At or prior to the Closing, Buyer shall have received from each Stockholder a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code substantially in the form attached hereto as Exhibit 6.1(l).

                 (m) Business Relations. Buyer shall be reasonably satisfied based on personal interviews with and correspondence from Seller's Customers, Distributors and Suppliers that such Customers, Distributors (other than any Customers and Distributors to the extent such Customers and Distributors are solely involved in the wholesale business conducted by Seller), and Suppliers intend to continue their current level of business with Seller after the Closing. In the case of any such interview, Buyer shall notify Seller in advance of such interview and an officer of Seller may be present at such interview.

                 (n) Massachusetts Tax Waivers. At or prior to the Closing, Buyer shall have received from Seller:

                 (i) A certificate of payment/good standing from the Commissioner of Revenue as provided in Massachusetts General Laws Chapter 62C, Section 44(a); and

                 (ii) A copy of a waiver of tax lien issued by the
            Commissioner of Revenue pursuant to Massachusetts General Laws Chapter 62C, Sections 51 and 52 and recorded with the appropriate register of deeds as provided in Section 51 of Massachusetts General Laws Chapter 62C, if required by applicable law.

                 6.2 Conditions to Obligations of Seller and the Stockholders. The obligation of Seller and the Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment or waiver, prior to or at the Closing, of the following conditions precedent:

                 (a) Representations; Warranties; Covenants. Each of the representations and warranties of Designs and Buyer contained in Section 4 shall be true and correct as though made on and as of the Closing; Designs and Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Designs and Buyer shall have delivered to Seller a certificate of the President or any Vice President of Buyer dated on the Closing to such effect.

                 (b) No Litigation. There shall have been no determination by Seller, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Designs, Buyer, Seller or any Stockholder.

                 (c) Opinion of Counsel. On the Closing Date, Seller shall have received from Goodwin, Procter & Hoar, counsel for Designs and Buyer, an opinion as of said date, in the form attached hereto as Exhibit 6.2(c).

             SECTION 7.     CERTAIN EMPLOYEE AND EMPLOYEE PLAN MATTERS.

                 7.1 Offers of Employment. Schedule 7.1(a) attached hereto (a) identifies each employee of Seller who is actively employed by and provides services primarily to Seller and (b) designates those employees who are employed by Seller in its retail stores as of the date hereof (collectively, the "BTL Employees"). Prior to the Closing, Buyer will offer employment, commencing as of the Closing,
            (i) to the BTL Employees then legally employed in Seller's retail stores, which employment shall initially be at the same retail store location where each BTL Employee is currently employed, provided that Buyer is able to operate such location as of the Closing, and subject to Buyer's right to reassign or terminate any BTL Employee as it deems necessary or advisable based on a post-Closing review, and
            (ii) such other BTL Employees legally employed by Seller whom Buyer wishes to hire, in each case on such terms of employment as Buyer deems advisable, provided that Buyer shall not be subject to any ongoing employment obligation following the Closing except as it may determine in its sole discretion.

                 7.2 Seller's Retention of Employee Liability and Indemnity. Seller shall remain solely liable and be solely responsible for any and all obligations or liabilities that may arise from the termination of the employment of BTL Employees with Seller whether or not such BTL Employees receive offers of employment from Buyer, receive such offers of employment but reject such offers, or accept offers of employment from Buyer (including without limitation obligations or liabilities arising under the employment termination, lay off or severance pay policies of Seller disclosed pursuant to Section 2.24 hereof with respect to all BTL Employees and liabilities arising under the continuation of health care coverage requirements of Section 4980B of the Code and Sections 601 through 607 of ERISA).

                 7.3 Employee Programs. Seller shall remain solely liable and be solely responsible for, and Buyer shall not be obligated to assume, any and all claims, obligations or liabilities arising under the Employee Programs more particularly described in Schedule 2.24 hereto, and Buyer shall have no obligation to establish or continue in effect any benefit program, plan, or arrangement available to BTL Employees prior to the Closing.

             SECTION 8.     TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

                 8.1 Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

                 (a) by mutual written consent of all of the parties to this Agreement;

                 (b) by Designs or Buyer, pursuant to written notice by Designs or Buyer to Seller, if any of the conditions set forth in Section 6.1 of this Agreement have not been satisfied immediately prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Seller or any Stockholder, will not be satisfied at or prior to the Closing such written notice to set forth such conditions which have not been or will not be so satisfied; and

                 (c) by Seller, pursuant to written notice by Seller to Designs and Buyer, if any of the conditions set forth in
            Section 6.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Seller or any Stockholder, will not be satisfied at or prior to the Closing such written notice to set forth such conditions which have not been or will not be so satisfied.

                 8.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 8.1, provided, however, that (i) the provisions of this Section 8, Section 3.9, Section 5.2, Section 11.5,
            Section 11.6, Section 11.7 and Section 11.14 hereof shall survive any termination of this Agreement; and (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein.

             SECTION 9.     SURVIVAL OF WARRANTIES.

                 Each of the representations, warranties, agreements,
            covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by party hereto; provided, however, that the representations and warranties of the parties hereto shall survive the Closing only for a period of two years after the Closing Date, except that the representations and warranties contained in (a) Section 2.8 and, solely with respect to product liability claims,
            Section 2.19, shall survive until the expiration of the applicable statute of limitations and (b) Section 2.25 shall survive for a period of 10 years after the Closing Date.

             SECTION 10.    INDEMNIFICATION.

                 10.1 Indemnification by Seller and the Stockholders. Seller and Stockholders jointly and severally agree effective from and after the Closing to indemnify and hold Designs, Buyer and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (any and all of the foregoing, collectively, "Losses") which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a) any other breach of any representation, warranty
            or covenant of Seller or any Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

                  (b) all claims asserted under the Bulk Sales Act
            relative to any Excluded Liabilities;

                  (c) any failure by Seller or the Stockholders to
            perform and discharge any of the Excluded Liabilities as set forth in this Agreement;

                  (d) any liability of Seller or any Stockholder for
            Taxes (as defined in Section 2.8);

                  (e) any claim, action, suit, proceeding or the like
            made, initiated or filed by any third party against Seller, any Stockholder, the Subject Assets, and/or Designs or Buyer with respect to the Subject Assets or the Assumed Liabilities in connection with or as a result of the transactions contemplated by this Agreement, unless and to the extent that it is finally judicially determined that any Losses referred to in this clause (e) are attributable to
            (x) any material breach by Buyer of Buyer's representations, warranties or covenants under this Agreement or (y) gross negligence or willful misconduct on the part of Buyer; and

                  (f) any Employee Program.

                 10.2 Indemnification by Buyer. Buyer agrees to indemnify and hold Seller and its respective affiliates and persons serving as officers, directors or employees thereof and each of the Stockholders (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a) a breach of any representation, warranty or
            covenant made by Designs or Buyer in this Agreement or in any certificate delivered by Designs or Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach; and

                  (b) any failure by Designs or Buyer to perform and
            discharge any of the Assumed Liabilities as set forth in
            Section 1.2 of this Agreement.

                 10.3 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall be given reasonably promptly after the indemnified party has determined that a claim for indemnification exists and shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

             SECTION 11.    MISCELLANEOUS.

                 11.1  Satisfaction of Seller and Stockholder
            Obligations. In order to satisfy any and all obligations of Seller and the Stockholders (including, but not limited to indemnification obligations pursuant to Sections 10.1 above) to Designs and Buyer, each of Designs and Buyer (or in the case of any indemnification obligations, a Buyer Indemnified Party) shall have the right (in addition to collecting directly from Seller and the Stockholders) in its sole discretion to set off its claims against the following categories of assets in the following order of priority:
            (a) any and all amounts of interest and principal under the Note (whether or not then due and payable) in accordance with the terms of the Note; (b) any and all amounts and/or the value of any shares of Common Stock, $.01 par value per share, of Designs to be paid by Buyer or issued by Designs to the Stockholders, as the case may be, pursuant to the terms of the Consulting Agreements; and (c) any other assets or rights of Seller or either Stockholder in Buyer's possession or any other obligation of Designs or Buyer to Seller or either of the Stockholders; provided, however, in the event a Buyer Indemnified Party brings a claim for indemnification pursuant to Section 10.1 against any Stockholder for a breach of a representation or warranty hereunder, such Buyer Indemnified Party will be able to offset the amount of such claim against any and all amounts payable in cash to such Stockholder pursuant to the Consulting Agreement as described in subsection (b) above only if such Stockholder had actual knowledge of the facts or circumstances giving rise to such breach or of any omission or misstatement which caused such breach.

                 11.2  Limitations on Seller and Stockholder
            Obligations.

                  (a) Notwithstanding the foregoing, (i) the Buyer
            Indemnified Parties shall have no right to satisfaction of indemnification pursuant to Section 10.1 unless the total of all claims for indemnification claims pursuant to Section
            10.1 shall exceed $15,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; and (ii) each Stockholder shall be liable to satisfy claims under Section 10.1 only to the extent of $100,000, exclusive of and in addition to the amounts specified in subsections (b) and (c) of Section 11.1.

                  (b) If a Buyer Indemnified Party shall have given
            notice to Seller and/or the Stockholders prior to any relevant date of expiration of any warranty or representation pursuant to Section 9 of a specific state of facts which shall have become known which may constitute or give rise to any claim as to which indemnity may be payable, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                 11.3 Bulk Sales. As soon as practicable after the date hereof but in no event more than 15 days after the date hereof, Seller shall furnish Buyer with a list (the "Bulk Sales List") setting forth (a) the names and addresses of all creditors of Seller ("Seller's Creditors"), (b) the amounts owed to each such creditor, (c) the names of all persons who are known to the Seller to assert claims against it even though such claims are contingent or disputed ("Seller's Contingent Creditors"), and (d) any other information Buyer shall reasonably request which is necessary to comply with the Bulk Transfer Act. The Bulk Sales List shall set forth all outstanding unsecured debt, obligations, commitments and any other amounts owed by Seller to any party (including to any Stockholder, any Affiliated Entity and/or any Seller Affiliated Party).
            Buyer shall preserve such list of creditors and all schedules hereto listing the Subject Assets for six months following the Closing, during which time Buyer shall permit the inspection of either or both and copying therefrom at all reasonable hours by any creditor of Seller or shall file such list and schedules with the Secretary of State of the Commonwealth of Massachusetts. Buyer will send written notices to all of Seller's Creditors and Seller's Contingent Creditors in compliance with the Bulk Transfer Act.

                 11.4 Inventory Destruction. In the event that any material portion of the Inventory is destroyed as a result of a fire, explosion, flood, or act of God between the date hereof and the Closing Date, Seller shall notify Buyer within one business day of such occurrence. Seller and Buyer shall mutually agree as to whether to apply any and all insurance and other proceeds (the "Inventory Proceeds") received by Seller as a result of such event towards (a) purchasing replacement Inventory or (b) satisfying outstanding claims of Seller to its unsecured creditors. In the event that Seller and Buyer mutually agree to utilize such Inventory Proceeds towards the satisfaction of claims of Seller to its unsecured creditors, the amount of such Inventory Proceeds shall not be included in the value of the Inventory as determined pursuant to Section 1.4(b) hereof. If and to the extent that the Inventory Proceeds exceed the replacement cost of the destroyed Inventory, such excess proceeds shall be deemed an Excluded Asset, subject to the obligation of Seller to apply such excess proceeds in the manner provided in Section 1.1(b)(ix).

                 11.5  Fees and Expenses.

                  (a) Each of the parties will bear its own expenses in
            connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of Seller or the Stockholders relating in any way to the purchase and sale of the Subject Assets hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of Seller or any Stockholder, shall be charged to Buyer or Designs or included in any of the Assumed Liabilities.

                  (b) Subject to the provisions of Section 1.16 hereof,
            Seller will pay all costs incurred, whether at or subsequent to the Closing, required solely in order to effectuate the transfer of the Subject Assets to Buyer as contemplated by this Agreement, including without limitation, all sales, use, excise, real property and other transfer taxes and charges applicable to such transfer; all recording charges and fees applicable to the recordation of instruments of transfer; and all costs of obtaining or transferring permits, registrations and applications. Buyer will pay all premiums, charges and costs of obtaining and providing surveys, appraisals, and UCC and title searches for the benefit of Buyer with respect to the Subject Assets.

                 11.6 Governing Law. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

                 11.7 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by a nationally recognized overnight courier, one business day after delivered to such courier, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

                 TO DESIGNS OR BUYER:  Designs, Inc.
                                       1244 Boylston Street
                                       Chestnut Hill, MA 02167
                                       Attn: General Counsel
                                       Fax No.:  (617) 277-3516

                 With a copy to:       Goodwin, Procter & Hoar
                                       Exchange Place
                                       Boston, MA  02109
                                       Attn: Martin Carmichael III P.C.
                                       Fax No.:  (617) 523-1231

                 TO SELLER:            Boston Trading Ltd., Inc.
                                       315 Washington Street
                                       Lynn, MA 01902
                                       Attn: Arnold W. Kline
                                       Fax No.:  (617) 595-9937

                 With a copy to:       Goldstein & Manello, P.C.
                                       265 Franklin Street
                                       Boston, MA 02110
                                       Attn:  Gerard D. Goldstein, Esq.
                                       Fax No.:  (617) 439-8988

                 TO THE STOCKHOLDERS:  Arnold W. Kline
                                       14 Harbor Avenue
                                       Marblehead, MA 01945

                                       Jack Stahl
                                       182 Atlantic Avenue
                                       Swampscott, MA 01907

                 With a copy to:       Goldstein & Manello, P.C.
                                       265 Franklin Street
                                       Boston, MA  02110
                                       Attn: Gerard D. Goldstein, Esq.
                                       Fax No.:  (617) 439-8988

            Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

                 11.8 Entire Agreement.  This Agreement, including the
            Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including without limitation the letter of intent with respect to this transaction. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

                 11.9 No Third Party Beneficiaries. This Agreement is
            not intended to confer on any person who is not a party hereto any rights or remedies hereunder.

                 11.10 Assignability; Binding Effect. Prior to the Closing, this Agreement and its rights hereunder (including but not limited to any rights to acquire the trademarks, tradenames, service marks, copyrights and other intellectual property of Seller) shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to Seller. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by Seller or the Stockholders without the prior written consent of Designs and Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                 11.11 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

                 11.12     Execution in Counterparts.  For the
            convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

                 11.13 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

                 11.14 Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Designs, Buyer and Seller.

                 11.15 Consent to Jurisdiction. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Massachusetts, or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party.

                  [Remainder of Page Intentionally Left Blank]







                 IN WITNESS WHEREOF the parties hereto have caused this
            Agreement to be executed under seal as of the date set forth above by their duly authorized representatives.

                                  DESIGNS:  DESIGNS, INC.


                                  By:/s/ Joel H. Reichman
                                  Title:  President


                                  BUYER: DESIGNS ACQUISITION CORP.


                                  By:/s/ Joel H. Reichman
                                  Title:  President



                                  SELLER: BOSTON TRADING LTD., INC.


                                  By:/s/ Arnold W. Kline
                                  Title:  President



                                  STOCKHOLDERS:


                                  /s/ Arnold W. Kline
                                  Arnold W. Kline


                                  /s/ Jack Stahl
                                  Jack Stahl